CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
(715) 836-9994 x109
DATE: October 17, 2008
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
QUARTERLY DIVIDEND

EAU CLAIRE, Wis.--Oct. 17-- Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced a quarterly dividend of 5 cents per share.

The cash dividend is payable on or about November 13, 2008, to shareholders of record as of the close of business on October 30, 2008. This is the 17th quarterly dividend paid since Citizens Community Federal's mutual to stock conversion in March 2004.

About Citizens Community Bancorp, Inc.

Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 19 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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